EXHIBIT 99.1

Investor and Analyst Contact:	Media Contact:
Jeffrey S. Beyersdorfer	Gary W. Hanson
(602) 286-1530	(602) 286-1777

WESTERN REFINING DECLARES SPECIAL DIVIDEND OF $1.50 PER SHARE

EL PASO, Texas - December 11, 2012 - Western Refining, Inc. (NYSE:WNR) today announced that on December 10, 2012, its Board of Directors declared a special cash dividend in the amount of $1.50 per share, payable on December 28, 2012, to shareholders of record at the close of market on December 21, 2012.

Jeff Stevens, CEO and President of Western Refining, said, “The decision by our Board of Directors to declare a second 2012 special dividend reflects our on-going commitment to our shareholders. Our margin environment continues to be very strong. The Permian Basin crude oil discount significantly widened in December and continues to widen into 2013. This environment, coupled with our aggressive debt reduction, conservative capital structure, and on-going hedging initiative, allows the Company to continue to return cash to shareholders via dividends and our share repurchase program. In 2012, Western will return over $320 million to its shareholders. These actions, and our continued investment in the business, reinforce our commitment to create value for Western's shareholders.”

About Western Refining
Western Refining, Inc. is an independent refining and marketing company headquartered in El Paso, Texas. Western operates refineries in El Paso, and Gallup, New Mexico. Western's asset portfolio also includes stand alone refined products terminals in Albuquerque and Bloomfield, New Mexico; asphalt terminals in Phoenix and Tucson, Arizona, Albuquerque, and El Paso; retail service stations and convenience stores in Arizona, Colorado, New Mexico and Texas; a fleet of crude oil and finished product truck transports; and wholesale petroleum products operations in Arizona, California, Colorado, Maryland, Nevada, New Mexico, Texas, and Virginia. More information about the Company is available at www.wnr.com.

Cautionary Statement on Forward-Looking Statements
This press release contains forward-looking statements which are protected as forward looking statements under the Private Securities Litigation Reform Act of 1995.  The forward-looking statements contained herein include statements about future: margin environments, Permian Basin crude oil discounts, ability to reduce debt aggressively or at all, conservativeness of our capital structure, hedging initiatives, return of cash to shareholders, dividends, share repurchases, investments in our business and value to Western shareholders.  These statements are subject to the general risks inherent in our business and may or may not be realized.  Additional information relating to the uncertainties affecting Western's business is contained in its filings with the Securities and Exchange Commission. The forward-looking statements are only as of the date made, and Western does not undertake any obligation to (and expressly disclaims any obligation to) update any forward-looking statements to reflect events or circumstances after the date such statements were made, or to reflect the occurrence of unanticipated events.